Amendment No. 1
                                       to
                          Agreement and Plan of Merger


     This Amendment No. 1, dated January 5, 2001, amends the Agreement and Plan of Merger (the "Agreement") originally made and entered into as of the 18th day of August, 2000, by and between Washington Mutual, Inc., a Washington corporation ("Washington Mutual") and Bank United Corp., a Delaware corporation.

     WHEREAS, immediately prior to the merger (the "Merger") of Bank United Corp. with and into Washington Mutual as set forth in the Agreement, Bank United Corp. will effect a reorganization (the "Reorganization") by merging a wholly owned subsidiary of Bank United Corp. with and into Bank United Corp.

     WHEREAS, as a result of the Reorganization, each share of Bank United Corp. common stock outstanding at the effective time of the Reorganization, other than shares held by persons properly exercising dissenters' appraisal rights, will automatically convert into (1) a corresponding share of new Bank United Corp. common stock and (2) the right to receive a CPR Certificate. In addition, appropriate and proportionate adjustments will be made to all options to purchase shares of Bank United Corp. common stock outstanding at the effective time of the Reorganization and to all Bank United Corp. 8% Premium Income Equity Securities.

     WHEREAS, Washington Mutual and Bank United Corp. have agreed to amend the Agreement to more accurately describe the treatment of options to purchase shares of Bank United Corp. in connection with the Merger and to correct certain cross-references.

     WASHINGTON MUTUAL AND BANK UNITED CORP. AGREE AS FOLLOWS:

     1. Each capitalized term used but not defined in this Amendment No. 1 shall have the meaning provided for such term in the Agreement.

     2. The reference in Section 1.1 of the Agreement to the section defining the term "Stock Option Agreement" shall be changed from "2.12" to "2.13".

     3. Section 2.5(e) of the Agreement shall be replaced in its entirety with the following:

          At the Effective Time, all shares of any class of the capital stock of Bank United Corp. that are owned by Bank United Corp. as treasury stock and all shares of any class of the capital stock of Bank United Corp. that are owned directly or indirectly by Washington Mutual or Bank United Corp. or any of their respective Subsidiaries (other than shares of any class of the capital stock of Bank United Corp. held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary or nominee capacity that are beneficially owned by third parties (any such shares being referred to herein as "Trust Account Shares") and other than any shares of any class of the capital stock of Bank United Corp. held by Washington Mutual or Bank United Corp. or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Bank United Corp. Capital Stock being referred to herein as "DPC Shares")) shall be cancelled and shall cease to exist and no capital stock or warrants of Washington Mutual or other consideration shall be delivered in exchange therefor.

     4. The first sentence of Section 2.8 of the Agreement shall be replaced with the following:

          At the Effective Time, each option granted by Bank United Corp. to purchase shares of Bank United Corp. Common Stock and CPR Certificates (each a "Bank United Corp. Option") which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Bank United Corp. Common Stock and shall be converted automatically into an option to purchase shares of Washington Mutual Common Stock and CPR Certificates in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Bank United Corp. 1999 Stock Incentive Plan, as amended to date, the Bank United Corp. 1996 Stock Incentive Plan, as amended to date, the Bank United Corp. 2000 Stock Incentive Plan, as amended to date, the Executive Management Compensation Program, as amended to date or the Bank United Corp. Director Stock Plan, as amended to date, as applicable (collectively, the "Bank United Corp. Stock Option Plans"), and the agreements evidencing grants thereunder):

               (a) the number of shares of Washington Mutual Common Stock to be subject to the new option shall be equal to the product of the number of shares of Bank United Corp. Common Stock subject to the original option and the Exchange Ratio, provided that any fractional shares of Washington Mutual Common Stock resulting from such multiplication shall be rounded to the nearest share, and the number of CPR Certificates subject to the new option shall be equal to the number of CPR Certificates subject to the original option; and


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

               (b) the exercise price under the new option for one share of Washington Mutual Common Stock and the corresponding fraction of a CPR Certificate (which fraction shall equal 1 divided by the Exchange Ratio) under the new option shall be equal to the exercise price per share exercise price of the original option to acquire one share of Bank United Corp. Common Stock and one CPR Certificate divided by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest cent.

     5. The clause (a) of the first sentence of Section 4.6 of the Agreement shall be replaced with the following:

          (a) the consolidated statements of financial conditions of Bank United Corp. and its Subsidiaries, as of September 30, for the fiscal years 1998 and 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for the fiscal years 1997 through 1999, inclusive, as reported in Bank United Corp.'s Annual Report on Form 10-K for the fiscal year ended September 30, 1999, filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of Bank United Corp.'s independent auditors, and

     6. Section 5.8 of the Agreement shall be amended so that the words "Section 5.10" are replaced with the words "Section 5.11".

     7. The first sentence of Section 6.2(f) of the Agreement shall be amended so that the words "Section 7.3(b)" are replaced with the words "Section 7.3".

     8. Section 8.2(h) of the Agreement shall be replaced in its entirety with the following:

     Dissenting Shares. The aggregate number of Dissenting Shares shall not constitute more than 10% of all outstanding Bank United Common Stock and the aggregate number of shares of Bank United Common Stock held by holders (if any) who have not voted in favor of the merger described in Section 7.15 and who are eligible to and have demanded appraisal rights (if any) with respect thereto in accordance with Section 262 of the DGCL and, as of the effective time of the merger described in Section 7.15, shall not have failed to perfect or shall not have effectively withdrawn or lost their rights to appraisal and payment (if any) under Section 262 of the DGCL shall not constitute more than 10% of all outstanding Bank United Common Stock at the effective time of the merger described in Section 7.15.

     9. Except as specifically amended by this Amendment No. 1, the Agreement shall remain in full force and effect.

     10. This Amendment No. 1 may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and the executed counterparts taken together shall be deemed to be one originally executed document.

     11. This Amendment No. 1 shall be governed and construed in accordance with the laws of the State of Washington, without regard to any applicable conflicts of law.



                            [Signature Page Follows]


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

     IN WITNESS WHEREOF, Washington Mutual and Bank United Corp. have caused this Amendment No. 1 to be executed by their respective officers hereunto duly authorized as of the date first above written.


                                         WASHINGTON MUTUAL, INC.


                                         By:  /s/ Fay L. Chapman
                                              ----------------------------------
                                         Name  Fay L. Chapman
                                         Title:  Senior Executive Vice President


                                         BANK UNITED CORP.


                                         By:  /s/ Jonathon K. Heffron
                                             -----------------------------------
                                         Name:  Jonathon K. Heffron
                                         Title:  Executive Vice President




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